EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

William T. Hart, P.C. Will Hart	________ (303) 839-0061	harttrinen@aol.com Fax: (303) 839-5414

February 23, 2017

AmeriCann, Inc.

3200 Brighton Blvd. Unit 144

Denver, CO 80216

This letter will constitute an opinion upon the legality of the sale by certain shareholders by AmeriCann, Inc., a Delaware corporation (the “Company”), of up to 4,150,000 shares of the Company’s common stock.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Delaware and a copy of the Registration Statement. In our opinion:

(i)      for those shares which are presently outstanding, the Company was authorized to issue such shares and such shares are legally issued, fully paid and non-assessable shares of the Company’s common stock; and

(ii)     any shares issued upon the exercise of the warrants held by seling shareholders, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart